FY 2014 Q1 Earnings Release Conference Call Transcript
September 26, 2013

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE’s fiscal 2014 first quarter conference call. For those who need to reference today's press release you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, discounts and returns which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment, NIKE Golf, Converse, and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE’s website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.

Hello everyone and thank you for joining us today to discuss NIKE's fiscal 2014 first quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.nikeinc.com.

Before we begin our prepared remarks, I’d like to take a few moments to highlight changes to our segment reporting structure for FY14. Starting with Q1, we’ve changed our reporting structure for our Other Businesses.

First, Hurley and NIKE Golf are now included in our NIKE Brand geography results. This reflects changes we’ve made to integrate Hurley into our Action Sports Category and optimize our Golf business across our NIKE Brand Geographies as part of our Category Offense strategy.

Second, we will be separately presenting the financial results of Converse. Converse is an important part of our continued growth strategy and this change in our reporting structure will provide additional visibility to its financial performance and contributions to NIKE, Inc.

For your benefit, we’ve posted a new schedule on the “investors” section of our website at http://investors.nikeinc.com. that provides comparable FY12 and FY13 quarterly revenues and EBIT reflecting the reporting changes we’ve made in FY14.

With that, let me now introduce the participants for today’s call – joining us will be NIKE, Inc. President and CEO Mark Parker, followed by Trevor Edwards, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley and hello everyone.

You know, twenty-five years ago NIKE launched its first “JUST DO IT” ad. Those are three simple words that have remained a rallying cry for people striving to reach their full potential. It is a source of inspiration for me, this company and for consumers all around the world. It’s that “no excuses” voice of the athlete that has driven the success of this company from the very beginning. And it’s what motivates us to achieve even more as we move forward.

Last quarter I told you what to expect from NIKE in fiscal’14. I said we were set to grow. That we would push ourselves and our partners to better serve the athlete and consumers because that’s how we’ll reach our full potential and deliver more value to shareholders. Looking at our Q1 results, I’d say we are off to a great start.

•	NIKE, Inc. first-quarter revenues were up 8%.

•	Gross margins grew 120 basis points – better than projected.

•	And diluted Earnings per Share increased 37% to $0.86.

These are outstanding results. They demonstrate our ability to grow and more specifically…that NIKE is able to generate profitable, sustainable growth.

So how are we able to succeed in a challenging global economy? By focusing on the fundamentals, the competitive advantages that help us win; and expand our leadership position. Today I want to highlight three; our ability to innovate, the power of the NIKE, Inc. portfolio, and our ability to continue to make meaningful connections with consumers.

So let’s take a look at the first one, our ability to innovate. It’s what fuels our growth and it always starts with the athlete. How can we make them faster, stronger, better and help them push themselves to new levels of performance?

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In Q1 we launched a whole array of products that deliver on that promise, including NIKE Free Flyknit, the next generation of Flyknit products in our Running category. This shoe demonstrates how we take Flyknit and combine it with other footwear platforms, like Free, to continue to innovate and serve the athlete. As you’ve heard me say before, Flyknit is high performance, visually iconic, and manufactured in ways that reduce labor and waste. We’ve seen a strong response from runners to the Free Flyknit, and look to continue to drive innovation using this revolutionary upper technology, both in the Running category…and beyond. The potential for Flyknit is tremendous, it’s safe to say it’s going to be a big year for Flyknit.

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We launched the Hypervenom football boot, which features revolutionary design changes to improve the fit, touch and traction of the boot. This allows the player to have better ball control and improved agility on the pitch. And as Trevor will detail, the Hypervenom has resonated with consumers, making it the most successful boot launch in NIKE history.

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We also extended our offering of Dri-FIT Knit, incorporating different knit patterns to improve breathability…while maintaining a seamless construction and comfortable fit. This product is one of many that have helped accelerate our premium apparel growth.

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And we brought a new level of sophistication and performance to fleece with the NIKE Tech Pack – a new line of premium apparel that delivers better fit, breathability and comfort by leveraging construction methods originally developed for technical performance product. The Tech Pack is quickly becoming the go-to product for consumers, and will be a big driver of growth for our Sportswear category going forward.

This is only a small sample of our new products. We’re accelerating our innovation agenda, and it’s paying off. And there’s a lot more to come, including some real breakthroughs and game changers, over the balance of this year, and into the future.

The second competitive advantage I want to highlight is the power of our NIKE, Inc. portfolio. We’ve built a company with a focused group of high-energy, consumer-relevant brands that create opportunity in the world of sport and youth culture. We leverage these brands across geographies and categories, further dimensionalizing the business. And we create innovative products to serve the consumer in their chosen sport, all over the world. The breadth and depth of the NIKE, Inc. portfolio is unmatched in our industry, and that means we are able to manage risk and deliver growth….even when there is variability in the results of the individual components. We are able to leverage the strength in some areas of the business, while investing in others, all with a focus on delivering sustainable, profitable growth at the NIKE, Inc. level.

And our Q1 results reflect just that. We delivered a great quarter, which Trevor and Don will discuss in more detail; however I’d like to highlight two specific areas of our portfolio; Converse and China.

Let me start with Converse which delivered tremendous growth in the quarter, with revenue up 18% and EBIT up 36% contributing incremental growth to NIKE, Inc.; on top of the strong performance of the NIKE Brand. Converse is a brand that has been bringing energy and style to consumers for many years and the opportunities ahead are even greater. We continue to diversify the Converse portfolio, expand the brand’s reach with new market conversions, grow the DTC business, and unlock growth in apparel. I see tremendous long-term growth potential for the Converse brand.

Let me turn now to China. The NIKE Brand remains on top as the leading sport brand in China as we continue to make progress on repositioning this market for long-term, sustainable growth. I have to say I am truly excited about the progress we are making in this key market, and the opportunity it represents.
We are laying a strong foundation, and mastering the fundamentals that will enable the next wave of growth in this dynamic market.

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I’m seeing a whole new level of engagement with our wholesale partners as we work together to increase store productivity by creating a pull market fueled by amazing product and elevated retail presentations.

•	We are increasing the power of our category offense by focusing our assortment with a greater level of precision on the sports and products that mean the most for the Chinese consumer.

•	And, in those stores that have been retrofitted to the new product assortment, we are seeing performance that significantly outpaces the rest of the fleet.

The knowledge we’ve gained from these early results can be leveraged and scaled to drive significant improvements across the entire market. And together with our partners we have a shared vision – we both know the companies that will win in China are those that build their brand, capabilities and connections with consumers.

That brings me to the third competitive advantage I’d like to talk about; our ability to make meaningful connections with consumers. And that really is key, as those connections ensure we continue to be the brand of choice for consumers. We connect with consumers in a number of ways; through digital which allows us to listen to the athlete and build communities and services that help expand the experience of sport; through key events, which bring consumers together to experience their favorite sport with others as passionate as they are and through our retail stores, where we can interact directly with consumers as they decide which products are best for them.

A great example of these consumer connections is taking place in a market I recently visited, Russia. I feel great about the work our team is doing there. The energy for the NIKE Brand is incredible and that stems from the meaningful connections we are making with consumers. And we’re helping to increase activity levels and bring greater access to sport.

Let me share a few examples from Running, a category where we are bringing tremendous energy and seeing participation levels rapidly increase in Russia. We had “Run Moscow” and other NIKE “We Run” events which bring out thousands of runners. And the “Summer of Running” digital campaign created connections that last long after the last runner crosses the finish line. These are just a few examples that show how NIKE is making meaningful connections with those consumers – and it is no coincidence that we see our revenues and Futures growing at a double-digit pace in Russia, quickly gaining share and growing the market. These are the kind of connections that excite us, our consumers and ultimately serve as a building block to grow our business.

And that brings me to the final point I want to make today. How we use those three competitive advantages – our ability to innovate, the power of our portfolio and our ability to connect with the consumer to build our business. We do that by focusing on the greatest opportunities for growth.

Looking ahead there are both risks and opportunities for NIKE. However, we’re confident we have the strength across our brands, businesses and balance sheet as well as a deep, experienced team to manage the risks and seize the opportunities.

Thanks everybody. And now I am happy to welcome Trevor Edwards, our new NIKE Brand President. As you know, Trevor is new to this call, but certainly not new to NIKE. Trevor brings two decades of NIKE experience to the role as well as a relentless focus on the consumer and deep knowledge of the category offense. With that, I will turn it over to Trevor to take you through the results of the NIKE Brand.

Trevor Edwards, President, NIKE Brand: Thank you, Mark.

As I start in my new role and after more than 20 years with NIKE, it’s exciting to see so much opportunity in front of us. And we are focused on realizing that opportunity.

At NIKE, we always start with the consumer. And as we’ve shared before, our Category Offense brings us closer to the consumer, focuses our teams, and underscores our competitive advantages: our pipeline of innovative products to make athletes better, our ability to create deep and meaningful connections with consumers and our capability to elevate and transform the marketplace, creating more space and more opportunity for our brand to grow.

This is the Complete Offense we often talk about. It’s the foundation of our growth strategy and allows us to continue to drive growth in both developed and developing markets. It’s a strategy that only NIKE can execute at such a global scale, and it’s the basis for the strong financial performance we share today.

So, on a constant dollar basis:

•	NIKE Brand revenue was up 7% for the quarter, with growth across most of our key categories and all geographies, except Greater China.

•	NIKE Brand DTC revenue increased 18% for the quarter, with comp growth up 9%, and online sales up 12%.

•	And Global Futures grew 10%.

Our strategies are working, and our portfolio of businesses delivered during the quarter – across product types, Geographies, and Categories. Let’s focus on three of our key geographies.

Our business in North America continues to be a tremendous source of growth for the NIKE Brand. North America provides a great benchmark for what is possible around the world. We continue to deliver innovative products, we deepen our consumer connections, we elevate our distribution strategies in the market, and in our largest and most penetrated market, we continue to see further opportunities to grow.

For the quarter, revenues grew 9%, to over $3 billion – and we grew in all key categories, except Golf. Our two biggest categories, Basketball and Running led the growth, continuing their double-digit rate. And it was very profitable growth. We continue to grow in North America because of our focus on leveraging an integrated, yet differentiated marketplace. As we consistently work to provide unique consumer experiences across wholesale, DTC and online, we are able to expand both the market and our share. This integrated approach ensures we continue to maintain a strong pull market and drive profitability.

Let me illustrate with one key example; our Women’s business in North America.

We’ve been building deep and meaningful relationships with Women through our digital app. called the NIKE Training Club. To date, we have 10 million downloads globally, and 600 thousand workouts EVERY week. This “virtual club” creates a community of women who work out with us every day. This past quarter we extended the idea of the “NIKE Training Club”, to launch a new retail concept for our Women’s business to create new marketplace capacity. This catalyzing concept started with our own DTC doors and online, and will eventually roll out to our key retail partners.

The concept is simple and powerful; one stop shopping for her running, training and sportswear needs. It’s where “personal training, meets personal shopping and styling”.

•	It starts with great Premium Product – From footwear to apparel performance to sportswear with style led presentations and limited edition offerings.

•	Next comes Pinnacle Services – certified retail staff, personal stylists, and fitting room services.

•	Finally, we create a Community – in-store studios, events, and our running & training clubs.

This is one example of how we’re continuing to capture growth opportunities in North America.

Let me now turn your attention to China. As Mark mentioned, we continue to make progress against our strategic reset, however the results in China will not always be linear. For Q1, revenue declined by 3%, and wholesale comp performance slowed this quarter. However, the subset of our partner doors that have been retrofitted with more focused assortments are performing well. And in our own NIKE DTC doors, comp growth was up over 20%. The knowledge we’ve gained from these early successes can, and will, be leveraged across the entire market. We are fully confident and committed to the strategies that we have laid out, and more than ever, believe in the long-term enormous opportunity in China.

I opened today talking about how the consumer is at the center of everything we do. This couldn’t be more true than in China. We are the sport brand of choice, and we continue to drive energy into the marketplace.

Over the summer we brought an all-star lineup of NBA athletes to China. LeBron, Kobe, Kevin Durant, Carmelo Anthony, Chris Paul, Blake Griffin and Russell Westbrook – connecting them with hundreds of thousands of Chinese consumers.

At the heart of our reset in China is the goal of creating more productive and profitable retail, for our retail partners and NIKE. There are three core elements to this:

•	First, we segment and differentiate our points of distribution, to create more targeted consumer experiences, and to increase market capacity.

•	Second, we are sharpening our merchandising strategies, assorting at the door level, focusing on the products and categories that the Chinese consumer wants most.

•	And third, we are working to create a more seamless operating platform – ensuring we get the right product, to the right door, and at the right time.

We will continue to be aggressive and take decisive action to reset this market, but we will do it the right way, creating a foundation for long-term sustainable and profitable growth.

Finally, let me touch on our business in Western Europe. About 18 months ago, we made a decision to reorganize our business in Western Europe to drive a more centralized and consistent consumer experience across the geography, AND elevate our distribution strategies. With North America serving as a blueprint, we invested in a market reset, to create a platform to capture the next wave of growth in this geography. I just got back from visiting the teams and seeing the market, great progress is being made and the teams are energized and passionate about the opportunities ahead.

In the northern territories, we’re seeing tremendous results, led by double-digit growth in two of our largest territories the UK along with AGS (which is made up of Austria, Germany & Switzerland). The strength of the northern territories helps balance the results in the southern territories, which continue to face macro-economic challenges.

Our results in Western Europe demonstrate that our strategies are working. There is still a lot of work to be done and opportunity to be captured, but the early returns are very positive. We see Western Europe as a strong driver of growth for the NIKE Brand long-term.

Let’s move to the category side and start where this company started over 40 years ago with Running.

Q1 marked the 15th consecutive quarter of double-digit growth in Running. The success was broad based, in footwear and apparel, with Men’s and Women’s, in North America and internationally. And our futures orders are up double-digits as well.

We lead in Running with the launch of innovative products – NIKE Free Flyknit, Lunarglide 5, Pegasus 30, and our Premium Apparel, DriFIT Knit – all designed to help athletes perform better. And there is a lot more staged and ready to deliver over the balance of the year.

We continue to deepen our connection with runners – at retail, on-line and at events. Our NIKE running clubs continue to gain in popularity, and at the same time we are adding 100 thousand new runners per week to NIKE+.

We also continue to elevate distribution. In our own DTC doors, we have seen strong performance in Running, and the success of the Running category doors like Flatiron in NYC or Covent Garden in London, validate our strategies. And at wholesale, we see results in the Running concepts like the Track Club with Finish Line that significantly outpace the balance of their fleet in North America. But we still have room for further penetration in North America, and we are just getting started across our other geographies.

The last category I will touch on is Global Football or Soccer to many of you. Even on the back of the prior year numbers, which include the European Championship, Football grew double-digits in Q1, with a Futures order book also up strong double-digits. And with the energy around the World Cup next year in Brazil, we intend to build on our position as the leading football brand in the world.

As we have said many times, we gain our insights from the best athletes on the planet which allows us to deliver unparalleled innovation to our consumers globally from Rio, to Paris, to Tokyo.

A great example is the new Hypervenom boot, rooted in insights from the best players in the world, like the Brazilian and FC Barcelona star, Neymar. We worked with him and other football players to create this new boot and, as Mark mentioned, it has become the most successful boot launch for NIKE Football, ever.

I was in Brazil in May, working with the team, as part of the launch. The result was a phenomenal global marketplace execution creating energy and excitement in all geographies. The Hypervenom is already our #2 selling boot, behind our iconic Mercurial boot.

You can expect to see us bring more amazing innovations, connect powerfully with our consumers and drive energy into the market – as we head into the World Cup in Brazil and well beyond.

We are off to a great start on the fiscal year, and our results show that NIKE is more than a brand. It’s a portfolio of growth opportunities. And we are set to capture those opportunities because of the focus and investments we make for NIKE’s long-term potential.

Thanks, now here’s Don.

Don Blair, VP & Chief Financial Officer: Thanks, Trevor.

Earlier on this call, Mark and Trevor described how our Q1 results demonstrate key NIKE assets and capabilities that enable us to drive growth and competitive advantage. I’m going to build on that by illustrating how we use those competitive edges to create value for our shareholders.

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Let me start with the NIKE portfolio. As Mark indicated, our global portfolio of businesses gives us the ability to deploy our innovation, marketing and operational capabilities across the broadest range of opportunities in the industry. It also provides us with the diversification to deliver consistent growth and manage risk.

Our Q1 results certainly reflect the strength of our portfolio. Revenue was higher for every geography except China, as our European geographies led the way with accelerated growth in revenues and futures. Converse also posted high-teens revenue growth. On a category basis, strength in Running, Basketball and Global Football set the pace. And on the product side, premium performance Apparel outgrew moderately priced Sportswear, driving higher average prices and gross margin.

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The second competitive edge is our ability to connect with consumers through our brands, our products and our retail presentation, through a category lens. As Trevor said, those connections have never been deeper or stronger, allowing us to expand the market and gain share. They also enable us to move the consumer to more premium products and price points, increasing productivity and profitability for NIKE and our retailers.

You’ve seen this reflected in our Q1 results, as our gross margins expanded 120 basis points, due in part to higher net average prices and a shift in mix to higher margin products.

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The third competitive edge is innovation. As Mark and Trevor both noted, innovative products such as Flyknit and Hypervenom footwear, and Tech Pack Sportswear apparel were examples of our innovation leadership in Q1. As we continue to invest in innovation, we expect to deliver even greater impact on revenue, gross margin and overall profitability.

Underlying those competitive edges is the financial and operational discipline to allocate resources to the highest potential opportunities and maximize ROI. We demonstrated that in Q1 as we delivered record revenues and EPS, raised our overall working capital productivity and increased our ROIC to a record 25.4%, 410 basis points higher than last year.

With that introduction, let me walk you through our first quarter results.

•	First quarter Revenue for NIKE Inc. increased 8% on both a reported and currency-neutral basis as revenue for the NIKE Brand, including NIKE Golf and Hurley, increased 7%, and Converse increased 16%.

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NIKE Brand Futures Orders accelerated to 10% growth on a currency-neutral basis, reflecting a 7% increase in units and a 3% increase in average selling price. The increase was led by double-digit growth in North America and both European geographies. Weaker foreign currencies reduced reported Futures growth to 8%.

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First quarter Diluted EPS increased 37% to $0.86, driven by revenue growth, gross margin expansion and leverage of SG&A expenses, which were flat for the quarter. On our last call, we said we expected FY14 growth to be significantly front-loaded in Q1, due largely to the comparison to last year’s heavy demand creation investment. That was indeed the case.

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Gross Margin for the quarter increased 120 basis points, driven by lower raw material costs, a mix shift to higher margin products, higher average prices and lower discounts, as well as growth in our DTC business and Converse. These upsides were partially offset by higher labor costs and FX headwinds, due largely to weaker emerging market currencies

•	Q1 Demand Creation decreased 16% versus heavy investments in the prior year to support the European Championships, Olympics and product launches.

•	Operating Overhead grew 12% for the quarter due to continued investments to support growth initiatives, particularly digital and our DTC business.

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Other expense, net was $28 million for the quarter, driven primarily by FX conversion losses due to weaker emerging market currencies. The net year-over-year impact of these conversion gains and losses, combined with the translation of our foreign earnings, resulted in a $38 million downside to EBIT for the quarter.

As I’ll discuss in a moment, we expect FX headwinds to put pressure on the balance of year revenue and earnings.

•	The Q1 Effective Tax Rate was 25%, a 190 basis point improvement due primarily to a lower effective tax rate on operations outside the United States.

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Working capital productivity continued to improve in Q1 as Accounts Receivable fell 3% while Inventory grew only 6%, below the rate of revenue and Futures growth. Closeout inventory levels are healthy, reflecting tighter management of inventory supply as well as the expansion and increased productivity of our factory stores. We will continue to monitor both the inventory on our books and at retail, as we work with our retailers to maintain a healthy marketplace.

Now let’s take a look at our performance by segment:

In North America, Q1 Revenue increased 9% on both a reported and constant currency basis, driven by growth across all key categories except Golf, including double-digit growth in Basketball, Running, and Men’s Training. For the quarter, Footwear revenue increased 9%, while Apparel and Equipment grew 9% and 13%, respectively. DTC revenues grew 12% in the quarter, driven by 5% comp store sales growth.

Q1 EBIT for North America grew 26%, due to strong revenue growth, gross margin expansion and SG&A leverage.

In Western Europe, Q1 Revenue growth accelerated to 8% on a currency-neutral basis. As Trevor noted, the growth was broad based and particularly impressive given the strong results last year driven by the London Olympics and the European Championships, and the ongoing macroeconomic weakness in the region.

On a reported basis, Q1 Revenue for Western Europe increased 11% and EBIT increased 25%, driven by revenue growth and lower demand creation spending, partially offset by gross margin compression driven primarily by FX.

Central & Eastern Europe also delivered strong results in Q1, with currency-neutral Revenue growth of 10% led by double-digit growth in Russia, Turkey and Poland. On a category basis, revenues for Football, Running, and Basketball also grew at a double-digit rate.

On a reported basis, Q1 revenues for Central & Eastern Europe grew 12% and EBIT increased 50%, driven by revenue growth, gross margin expansion and lower demand creation spend.

In Greater China, currency-neutral Revenue declined 3% in Q1, as growth in Sportswear and Basketball was offset by declines in other categories.

On a reported basis, Q1 Revenue in Greater China decreased 1%, but EBIT increased 3% due to gross margin expansion and lower demand creation spending, largely offset by investments in our DTC business.

You’ve heard both Mark and Trevor talk about the progress we’re making in resetting the marketplace in China. This work will take commitment and patience, and we’re confident the steps we’re taking now will set the foundation for continued market leadership and profitable growth well into the future.

As we’ve noted on previous calls, our reported Futures and revenue growth for China won’t always follow a smooth trajectory as we reset the market. At this point, we’re expecting revenue growth in Q2, with overall FY14 revenues roughly in line with the prior year.

In Japan, Q1 Revenue increased 1% on a currency neutral basis, driven by double-digit revenue growth in Football and Basketball, offset by declines in Running, NIKE Sportswear, and Men’s and Women’s Training.

On a reported basis, Q1 revenue for Japan decreased 20%, reflecting the impact of the weaker Yen, while EBIT increased 4%, as the drop in revenue was more than offset by lower SG&A spending and gross margin expansion.

Q1 Revenue for our Emerging Markets geography was up 5% on a currency-neutral basis, driven by strong growth in Brazil and Argentina. This performance was partially offset by weaker results in Korea, and more prominently in Mexico, where shipping delays caused by a distribution center transition reduced revenue. Excluding the impact of the shipping disruption in Mexico, Emerging Markets revenue would have increased at a double-digit rate.

Weaker currencies were also a significant financial drag in the Emerging Markets geography, reducing Q1 reported revenue growth to 1% and compressing gross margin. EBIT decreased 5% due largely to these FX headwinds and higher operating overhead, partially offset by lower demand creation spending.

For Converse, first quarter Revenue increased 16% on a currency-neutral basis, driven by strong results in the US and UK, two of our largest owned markets. On a reported basis, Revenue and EBIT increased 18% and 36%, respectively. The growth in EBIT was driven by higher revenue and gross margin expansion, due to a shift in mix to higher margin territories and products.

For the fiscal year, our expectations for the underlying performance of our business are essentially in-line with the guidance we gave last quarter. However as I mentioned earlier, we expect increased currency headwinds to put pressure on our reported revenue and earnings for the balance of the fiscal year.

We expect Revenue for the second quarter and full fiscal year to grow at a high single-digit rate, reflecting FX headwinds. On a reported basis, this would be slightly below our earlier expectations.

On the other hand, we are encouraged by our Gross Margin performance, which exceeded our expectations in Q1. We continue to increase average selling prices by strengthening the premium segments of our business and by taking selective price increases around the world, and we’re expanding our high margin DTC business.

For the second quarter, we expect to see gross margin expansion of about 50 basis points, driven by continued benefits from higher average prices, easing raw material costs and growth in DTC, partially offset by higher discounts to clear inventories in Mexico, start-up costs for our expanded U.S. distribution center and stiffening FX headwinds.

For the fiscal year, we also expect Gross Margin expansion of approximately 50 basis points, a modest increase from our prior guidance, as the ongoing impact of the upsides that drove our Q1 results are expected to more than offset FX headwinds and labor cost inflation.

For Q2, we expect SG&A to grow at a mid-teens rate, reflecting shifts in demand creation phasing and ongoing investments in strategic initiatives. As we indicated last quarter, there will be more volatility in the year-over-year comparisons of SG&A due to the timing of key sporting events this year and last.

For the full year, we continue to expect SG&A to grow at a low double-digit rate, as we invest in our brands, DTC and innovation.

For FY14 we continue to expect the Effective Tax Rate will be about 25%.

Q1 was a great start for fiscal 2014, delivering strong growth in revenue and profitability. Over the balance of the year, we expect to continue to drive revenue growth and gross margin expansion, while making the investments in demand creation and innovation that will deliver sustainable, profitable growth and consistent value to our shareholders into the future.

We’re now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Robert S. Drbul, Barclays Capital

<Q – Robert Drbul>: Trevor, welcome.

<A – Trevor Edwards>: Thank you very much.

<Q – Robert Drbul>: The question I have on the European business and the business in China, can you talk about the macro impacting you? I mean, the numbers have been very impressive, and especially both Western Europe and Central Europe, especially on the futures side. So is the macro a big factor there? And how sustainable do you think these impressive results can be?

<A – Don Blair>: Well, Bob, first of all, I just want to reiterate one of the things that we've seen over the course of the years with our businesses, the strength of our business is much more a function of whether we've got the product right, the brand is strong and our distribution is really compelling than the macros. So I think we've certainly seen in Southern Europe some impact from macros, but I think for our overall results in Western Europe and China, it's really driven by what it -- we're putting out there in the marketplace.

<A – Trevor Edwards>: Yes, Bob. This is Trevor obviously. And there's a part that I would add is that in both of those marketplaces that we're talking about, what we've certainly seen is our ability to stay connected with our consumer and build the brand. It's been sort of like paramount in driving the growth that we've been seeing. Certainly, the things that we're working on and did in both markets was to reset and to ensure that we continue to maintain a really strong pull in the marketplace. And we're working through that in China. But obviously, we're seeing some really good results come through in Western Europe.

<Q – Robert Drbul>: Okay. And then the other question was just on the women's business in the U.S., the training business and I think some of the Legend product, can you just talk about if you feel like you're getting traction there and allow the initiatives? If you could elaborate a little bit more just in that specific product.

<A – Trevor Edwards>: Yes, I'm actually super excited about the work that we've been doing in the women's business. We're actually seeing some really good positive momentum as we talked about putting those new concepts into the marketplace. The thing that we focused on really was, first and foremost, get the product right. And so as you commented on, the Legend Pant, we're seeing some great success with all the parts we're putting through. We're really focused at the premium end, and that's been doing really well for us. We continue to connect with our consumers. Obviously, the Training Club is a great example of how we do that. And so the third area that we're focused on right now is really the distribution and really making sure that now we can get -- give the consumer access to that product. That's why we've created these concepts. As these concepts get better, we'll roll them out into more of our retail stores. But we're super, super excited about what we're seeing in the results that we're getting.

Operator: Omar Saad, ISI Group

<Q – Omar Saad>: One of the themes I kind of heard throughout that call and it seems to have been present the last several quarters is your own retail business really performing extremely well, and not that your wholesale business is struggling, but this relative outperformance really sticks out even in places like China but also in the U.S.. Can you talk about this shift? How much of it is strategic that you're directing? Or is that where your consumer is taking you? What does this mean for some of your wholesale partners kind of looking at this bigger picture here? Any insight you could provide? It's pretty interesting what's going on.

<A – Trevor Edwards>: Yes, Bob -- sorry, this -- sorry, Omar. Great question there. I think part of this is our strategy around our DTC. We clearly use DTC as an opportunity for us to really improve our assortments and to make sure that we have the best lines. And so what we're able to do is really use it as a spearhead. And so what you've seen in our DTC doors is really great performance because we have the right assortments coming through those doors. The more we learn, the more we then take those to our retail partners. And so what we've been seeing is our ability to drive a really integrated marketplace is really helping to drive these kinds of results. But obviously, we use our DTC as a lab, as it were, and also as a way to ensure that we can get our premium products to the marketplace.

<A – Don Blair>: Yes, I'll just jump in too. I've always said that the focus on our DTC business, this effort to become a better retailer will make us a better wholesale partner, which is what Trevor just talked about. And I think that's really paying off. We've learned so much as we've committed to being a great retailer that we're applying to becoming a really good wholesale partner. And that's most obvious in the North America -- in the U.S. market, where we are more advanced in the market segmentation that we're doing with some of our top accounts. And that's the model that we're working diligently on in Europe, Western Europe especially, and then certainly in China. We're at different stages of that development but very confident that, that model will actually translate well around the world.

<Q – Omar Saad>: And then really quick on China. As you kind of go through the reset there, how do you think about maybe reducing or resetting some of the -- all those lower-volume concession shops and maybe doing more of these kind of high volume, whether it's DTC or with partners? Is that the kind of shift that's necessary at the -- on the ground at retail there?

<A – Trevor Edwards>: Yes. I would say that our true intent in China is to make sure that we drive a more productive and profitable retail. And we believe that you do that by segment in the market and creating greater differentiation in the marketplace that gives the consumer more targeted experiences. At the same time, we've been working really on driving our merchandising strategies, working it at the door level so that we can ensure that the consumer is getting exactly what they need. And then at the same point, we're also looking at driving a better operating platform that allows us to get the right product to that consumer at the right time. And so that -- obviously, doing that will create more shifts, so that we have the opportunity to go for the next wave of growth that we see in China because we truly see tremendous potential.

Operator: Robert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: I just had 2 quick questions. One, just a follow-up on North America. As some of the retailers have been talking about how great their business is with you, we've heard it start to come more from places like Kohl's and Macy's. And even some of the shoes that had been highlighted have been things like the Roshe, which is lower price points. So the ASPs still are positive and look strong in your futures. But could you maybe help us understand? Are -- is your channel distribution shifting a little bit in terms of what's leading the growth, either with the family channel or again, Macy's, et cetera, and how that might play into the ASP outlook as we look over the next year?

<A – Trevor Edwards>: Well, let me just jump in and say there's no shift in our channel strategy. What you, I think, are saying as a result of the focus is we often like to say our complete offense, so you see shoes like the Roshe, which has been wildly successful, more accessible price point in some ways. And that's actually taking place in many, many different channels. But really, it's bringing that kind of innovation to more accessible price point in general. But our fixation, our obsession on bringing performance, not only to the very top of the line, but throughout the line is continuing. And I think you'll see some shifts here and there, but overall, you're going to see us, over the course of this coming year, drive some incredible innovation that's going to keep the focus on premium. And our unique position is then to draft off of that and create this complete offense down through the price points as well.

<Q – Robert Ohmes >: And then just quick follow-up question, small business for you with golf, could you sort of walk us through what's made that business weaker and when you see it turning more positive?

<A – Trevor Edwards>: Yes, the issue with golf is really -- it's really much more of an operational issue. That actually drove the weakness in this particular quarter. We had some supply chain challenge in Canada, and that's really the impact that drove that. But other than that, the business continues fundamentally be in a really good place. So that was really just a result of just a small term -- small thing.

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: I think you had mentioned in your comments that you saw some gross margin expansion in China, and I wondered what that implies for where you are with working through your inventory in the region.

<A – Don Blair>: Well, I would go back to some of the language we used, which is there's going to be a lot of volatility in China. And I would say, overall, we are continuing to make progress in managing inventory. I don't think I would read the gross margin results as any sort of milestone along the road. We are making progress. We do feel that we're getting that market set in the right place. I think it's really more the broad global drivers that helped our margins everywhere, things like easing raw materials costs, shifts in mix. Now those are the things that, I think, were the more powerful drivers of what was going on in China.

<Q – Kate McShane >: Okay, great. And my second question is, as you reset China, is there any change in mix of product in apparel versus footwear with the changes that you're making? Or is the mix of products generally staying the same?

<A – Trevor Edwards>: I would say that the broader mix will probably stay the same. How the mix actually affect it at a store level will be different because we really are working on just making sure that we have the right assortments in each of the doors. But I think, overall, the mix will generally be the same.

<A – Don Blair>: Let me add that the category focus in China is going to be more intense. We're actually trying to zero in on the shorter list of categories that have the greatest potential for growth, so we'll have a more targeted mix of product. But the ratio of footwear and apparel, we're not seeing a dramatic shift in that ratio. That said, we see tremendous upside in the apparel business in China for NIKE as we move forward and, frankly, around the world. That's one of the, what I would call, under-penetrated segments of our business today, but no specific targeted change in the overall mix in China except for maybe more of a focus in terms of the category breadth.

Operator: Lindsay Drucker-Mann, Goldman Sachs Group Inc.

<Q – Lindsay Drucker Mann >: On the gross margin front, can you talk about the key differences versus your original guidance that led to the upside -- to the beat versus your expectation? And then as you think about the next quarter, where you expect those tailwinds to moderate so that you see a little bit more modest improvement?

<A – Mark Parker>: Well, some of the things that were a little better than what we expected, we did have an even more favorable product mix than we expected. That was one of the pluses. We also had our investments in our North America distribution center come in a little bit later than what we had originally expected. We've had tremendous growth in North America, and we've been doing some work in our Memphis hub, putting some new capacity in down there. We expected a lot of those costs to hit in the first quarter and they came in, in the second. So those are 2 of the things that really shifted versus our guidance. I think if you look at the year-on-year drivers, as I said, it was easing raw material costs, shifts to premium, price increases. We had some great results out of Converse and DTCs have been quite strong. We think those really will carry through a lot of the balance of the year, plus or minus. But a couple of things that are changing, we are seeing the FX headwinds get a little stiffer. And we also expect that we're going to have those supply chain investments, particularly in North America, start to flow in a little bit later in the year. So those are really what I'd call out as the major shifts from the first quarter into the balance of the year.

<Q – Lindsay Drucker Mann >: Okay, thanks. And on the North American Direct-to-Consumer piece, can you -- maybe I missed it, but what was your e-commerce growth in the region in the period? And can you talk about some of the initiatives you have in place to drive growth in that platform?

<A – Mark Parker>: Yes. Well, usually, we don't give that level of granularity by geography. Overall, we were up, I believe it was 12% online. And one of the things to bear in mind is we had an extremely strong year last year, so we're at about

50% 2-year growth on the online business. And we are continuing to be extremely enthusiastic about the potential for that piece of our business.

<A – Trevor Edwards>: Yes, I mean, that -- I would say that, that's -- as Mark pointed out, that's one of the most critical growth drivers for us in the future. So we expect to see continued momentum in growth in that part of the business.

<Q – Lindsay Drucker Mann >: Is there anything in terms of functionality or marketing or otherwise we can look forward to, specifically in the U.S., balance of year or in the next couple of quarters?

<A – Trevor Edwards>: Yes. We continue to make sure that we improve the site and all the experiences, but you'll kind of see those as they roll out in the months coming up.

Operator: Matthew Boss, JP Morgan

<Q – Matthew Boss >: Wanted -- real quick, share repurchase was almost doubled the last 2 quarters, and you took on $1 billion of debt also in the quarter. Can you speak to the mindset around capital allocation? And how should we think of this as part of the earnings algorithm going forward?

<A – Don Blair>: Well, the debt issuance does not signify any change in our approach to capital allocation, as we've been pretty consistent over the last few years that we believe we're going to be throwing off quite a bit of cash flow. We expect to be continuously raising our return of cash to the shareholders at the same time that we'll be investing in the business. And that pattern of consistent increases in cash return to shareholders, as well as consistent increased investment in our business, is what we've actually demonstrated over the last decade. So no change there. The offering of debt at the time we did it, I think, gives us tremendous flexibility in our capital structure. And frankly, those interest rates were outstanding.

<Q – Matthew Boss >: Okay. And then more of a clarification, on your full year guidance, is EPS still expected to grow at a double-digit rate for the year?

<A – Don Blair>: We don't give that level of EPS guidance. We try to give people parameters to help them understand what's ahead. But at this point, I'd rather stay with the guidance that's in the prepared remarks.

<Q – Matthew Boss >: Okay. Was there any change from last quarter?

<A – Mark Parker>: I think the conversation was about line item guidance, and I think that's where I'd like to stay on the guidance.

<A – Kelley Hall>: Matthew, feel free to follow up with the IR team. We will walk you through it.

Operator: And your last question comes from Jim Duffy, Stifel Nicolaus

<Q – Jim Duffy >: Interested in some more commentary on the strategy to continue to take prices higher. Have you seen any evidence of resistance to price? And has the reception to price been consistent across regions?

<A – Trevor Edwards>: The -- I think we look at it in sort of really 2 ways, right? One is sort of making sure that we have great price value in the marketplace. So we always want to make sure that each season we go in and we're evaluating the pricing that we are currently setting to make sure that we actually are taking the opportunities when they're there to go after the right price. At the same time, what we're also doing is driving the change in the mix of our business. So you'll see us really drive a lot of premium concepts. Certainly, we've seen that across the board. And we're certainly seeing really not a lot of resistance from that at all. In fact, we're seeing tremendous growth around our premium businesses. So as Mark talked about, for us, it's really the complete offense, making sure that we are competitive on one side but also taking price when the opportunity prevails itself.

<Q – Jim Duffy >: Great, thanks. And then, Don, so some of the increased FX headwinds seem to be from emerging market currencies. Does that make it more costly or difficult to hedge against the exposure?

<A – Don Blair>: Well, you're exactly right. And in fact, for many of those currencies, it's really not very economical to hedge them. But over the last few years, we've taken a number of steps to reduce our overall exposure. We have built an internal trading company. We have really done some adjustments to how we source, and so we think we've done some things that have reduced the exposure. But the currencies like the real, the Argentine peso, the Russian ruble, there's not great tools out there to economically hedge them. So to some degree, we are exposed at some level for those currencies. And we -- what we do is we really manage our overall P&L equation across the whole portfolio. So as we talked about these adjustments, they're there. But we're not so exposed to any one currency, and we've got lots of levers to pull across the portfolio to continue to deliver consistent growth.

<A – Kelley Hall>: Thanks, everyone, for joining us, and we’ll talk to you next quarter.